EXHIBIT 99

NEWS RELEASE

For more information, contact:

Steve Albright
Chief Financial Officer
(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Third-Quarter Financial Results

CHESTERFIELD, Missouri, November 2, 2011 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the third quarter of 2011.

Net sales for the quarter were $17.3 million, a 7.3 percent decrease from the third quarter last year. Net U.S. sales totaled $14.1 million, down from third-quarter 2010 net sales of $16.0 million.

Net sales outside of the United States rose 17.7 percent in the third quarter of 2011 compared to the prior-year quarter, led by the European market where net sales more than doubled.

Net income for the third quarter of 2011 was $49,000 or $0.00 per diluted share, compared to $172,000 or $0.01 per diluted share in the 2010 third quarter. The decline in net income is primarily due to the decrease in U.S. net sales.

“We are focused on increasing sales in the United States, though we are faced with a tough economic environment,” said Robert L. Montgomery, chairman, president and chief executive officer of Reliv. “Consumer confidence is at its lowest level since early 2009, and consumers appear to be spending less as they reduce debt,” Montgomery said.

He added, “We are developing a program designed to increase our customer base quickly, with a longer-term goal of turning a percentage of these new customers into distributors who want to build a Reliv business.  Ultimately, this program should help our existing distributors expand their own sales organizations,” Montgomery said.

“We also continue to roll out our new branding initiative. We plan to strengthen our interactive marketing efforts and we continue to work on new-product development,” Montgomery said.

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Reliv International Third-Quarter Financial Results
ADD ONE

“At the same time, we have a focus on reducing costs in all of our offices,” he added.  Reliv reported a reduction in selling, general and administrative expenses of $312,000 in the third quarter of 2011 compared to the prior-year quarter.

Net sales for the first nine months of 2011 were $57.0 million, which represents a 5.4 percent decrease from the same period in 2010. Reliv’s international net sales, driven by strong results in Europe, rose 8.0 percent in the first three quarters of 2011 compared with the first three quarters last year. In the United States, net sales declined 7.7 percent due to the same issues in consumer confidence that impacted sales in the third quarter.

Reliv reported net income of $728,000, or $0.06 per diluted share in the first nine months of 2011, compared to $1.1 million or $0.09 per diluted share in the same period of 2010.

Reliv’s total distributor count was 57,660 as of September 30, 2011, a reduction of 7.3 percent from the same date in 2010. New distributor enrollments for the quarter declined 12 percent from the third quarter last year.

Net cash generated from operating activities in the first nine months of 2011 totaled $2.2 million, representing an increase of $552,000 over the first nine months of 2010, primarily the result of the decrease in inventory.  Reliv had cash and cash equivalents of $7.1 million as of September 30, 2011, an 11.5 percent increase over the same date last year.

About Reliv

Reliv International, Inc., based in Chesterfield, Missouri, makes nutritional supplements that promote optimal health. Reliv supplements address essential nutrition, weight loss, athletic performance, digestive health, women’s health, anti-aging and energy and mental focus. The company also markets premium personal care products through its Relivables line. Reliv sells its products through an international network marketing system of independent distributors in 15 countries.  Learn more about Reliv at www.reliv.com, or on Facebook, Twitter or YouTube.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission.  More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, www.reliv.com.

_-FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries
ADD THREE

Condensed Consolidated Balance Sheets

	September 30	December 31
	2011	2010
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$7,140,671	$6,331,038
Accounts receivable, less allowances of
$69,400 in 2011 and $67,100 in 2010	274,767	291,405
Accounts due from employees and distributors	50,023	55,854
Inventories	5,206,300	5,650,790
Other current assets	1,199,636	916,239

Total current assets	13,871,397	13,245,326

Other assets	2,035,702	1,867,976
Intangible assets, net	1,636,147	1,785,987
Net property, plant and equipment	7,486,085	7,944,412

Total Assets	$25,029,331	$24,843,701

Liabilities and Stockholders' Equity

Total current liabilities	$6,837,952	$6,387,164
Long-term debt, less current maturities	3,713,188	4,150,770
Other non-current liabilities	261,770	375,244
Stockholders' equity	14,216,421	13,930,523

Total Liabilities and Stockholders' Equity	$25,029,331	$24,843,701

Consolidated Statements of Income
	Three months ended September 30		Nine months ended September 30
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$15,382,332	$16,612,215	$50,693,657	$53,559,074
Handling & freight income	1,927,261	2,060,849	6,300,712	6,661,873

Net Sales	17,309,593	18,673,064	56,994,369	60,220,947

Costs and expenses:
Cost of products sold	3,601,116	3,820,490	11,636,647	12,093,367
Distributor royalties and commissions	6,450,155	7,011,217	21,317,105	22,560,625
Selling, general and administrative	7,089,832	7,402,210	22,766,198	23,486,389

Total Costs and Expenses	17,141,103	18,233,917	55,719,950	58,140,381

Income from operations	168,490	439,147	1,274,419	2,080,566

Other income (expense):
Interest income	7,045	12,961	32,846	35,334
Interest expense	(32,925)	(52,885)	(105,349)	(159,336)
Other income (expense)	(452)	437	13,883	21,592

Income before income taxes	142,158	399,660	1,215,799	1,978,156
Provision for income taxes	93,000	228,000	488,000	854,000

Net Income	$49,158	$171,660	$727,799	$1,124,156

Earnings per common share - Basic	$0.00	$0.01	$0.06	$0.09
Weighted average shares	12,416,000	12,380,000	12,436,000	12,380,000

Earnings per common share - Diluted	$0.00	$0.01	$0.06	$0.09
Weighted average shares	12,416,000	12,380,000	12,436,000	12,380,000

Cash dividends declared per common share	$-	$-	$0.03	$0.02

Reliv International, Inc. and Subsidiaries
ADD FOUR

Net sales by Market
(in thousands)
	Three months ended September 30,				Change From
	2011		2010		Prior Year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$14,134	81.6%	$15,975	85.5%	$(1,841)	-11.5%
Australia/New Zealand	563	3.2%	656	3.5%	(93)	-14.2%
Canada	495	2.9%	505	2.7%	(10)	-2.0%
Mexico	280	1.6%	320	1.7%	(40)	-12.5%
Europe	998	5.8%	439	2.4%	559	127.3%
Asia	840	4.9%	778	4.2%	62	8.0%

Consolidated total	$17,310	100.0%	$18,673	100.0%	$(1,363)	-7.3%

Net sales by Market
(in thousands)
	Nine months ended September 30,				Change From
	2011		2010		Prior Year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$47,440	83.3%	$51,378	85.3%	$(3,938)	-7.7%
Australia/New Zealand	1,778	3.1%	1,924	3.2%	(146)	-7.6%
Canada	1,669	2.9%	1,634	2.7%	35	2.1%
Mexico	982	1.7%	1,107	1.9%	(125)	-11.3%
Europe	2,577	4.5%	1,440	2.4%	1,137	79.0%
Asia	2,548	4.5%	2,738	4.5%	(190)	-6.9%

Consolidated total	$56,994	100.0%	$60,221	100.0%	$(3,227)	-5.4%

The following table sets forth, as of September 30, 2011 and 2010, the number of our active distributors and Master Affiliates and above.
The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization.
Growth in the number of active distributors and Master Affiliates and above is a key factor in continuing the growth of our business.

Active Distributors and Master Affiliates and above by Market

	As of 9/30/2011		As of 9/30/2010		Change in %
	Total Active Distributors	Master Affiliates and Above	Total Active Distributors	Master Affiliates and Above	Total Active Distributors	Master Affiliates and Above

United States	44,900	5,920	48,520	6,730	-7.5%	-12.0%
Australia/New Zealand	1,950	160	2,410	200	-19.1%	-20.0%
Canada	1,350	200	1,390	180	-2.9%	11.1%
Mexico	1,310	230	2,100	300	-37.6%	-23.3%
Europe	3,280	360	1,860	260	76.3%	38.5%
Asia	4,870	500	5,950	620	-18.2%	-19.4%

Consolidated total	57,660	7,370	62,230	8,290	-7.3%	-11.1%